EXHIBIT 99.1

TAYLOR MADISON CORP./ TELZUIT TECHNOLOGIES, INC. SVP OF BUSINESS DEVELOPMENT, JAMES TOLAN DISCUSSES COMPANY STRATEGY IN ONLINE INTERVIEW WITH AUDIOSTOCKS.COM

Friday July 1, 2005 7:00 am ET

ORLANDO, Fla.--(BUSINESS WIRE)-July 1, 2005--Taylor Madison Corp. d/b/a Telzuit Medical Technologies (Pink Sheets: TMDN); ("Taylor Madison" or the "Company") and its wholly-owned subsidiary Telzuit Technologies, Inc. d/b/a BioPatch Systems ("Telzuit") announced today the availability of an online interview with SVP of Business Development James Tolan. In the interview he discusses the Company's market potential for their FDA approved Wireless 12-lead ECG, intellectual property and business model with AudioStocks.com, a financial information portal targeted at industry professionals and interested investors.

Tolan said, "We are very excited about rolling out our first product line, the Bio-Patch wireless Cardiac Holter monitor, this year. In addition, we are eagerly anticipating moving into some of the other markets in which we can use our device, including Cardiac Event monitoring, Long Term care monitoring and Pharmaceutical Trials monitoring."

To  listen  to  the  interview,  visit  http://www.audiostocks.com/.

AudioStocks.com is an internet based publishing platform designed to create, catalogue, distribute and make functional, financial content and data related to that content.

ABOUT  TELZUIT  TECHNOLOGIES,  INC.
Telzuit Technologies, Inc. is dedicated to providing advanced mobile medicine for people worldwide. The first step in this mission will initially take the form of our state-of-the-art, FDA approved, Bio-Patch Wireless Heart Monitor. This is a full 12-lead, completely wireless, Holter monitor, which is new to the marketplace. Telzuit anticipates that the product will be available to patients and physicians during the 2005 calendar year. Telzuit is also building its own dedicated intranet as a platform to handle several of the products it will be releasing, including its initial product, the Bio-Patch Wireless Heat Monitor. More information on Telzuit, its business model, and its products can be found on its website: http://www.telzuit.com or call 407-354-1222.

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